Exhibit 99.1

Certain Quarterly Trend Information
In 2018, we expect our non-acquired treatment growth to be weighted toward the second half of the fiscal year, due in part to the ramp-up of the clinics we opened in 2017, including the nine de novo clinics we opened in the quarter ended December 31, 2017. With respect to our commercial mix, we entered the current fiscal year with a percentage of treatments accounted for by commercial payors, including the U.S. Department of Veterans Affairs and providers of Affordable Care Act-compliant individual marketplace plans, that was slightly lower than the average for the fiscal year ended December 31, 2017, and this percentage has remained lower in 2018 to date. If we experience further declines in the percentage of treatments accounted for by commercial insurance plans or in reimbursements under those plans, our results of operations will be adversely affected.
Our costs in the quarter ending March 31, 2018 are expected to be affected by the start-up costs relating to the nine de novo clinics we opened in the quarter ended December 31, 2017 described above. In addition, effective January 1, 2018, CMS rules provide that injectable, intravenous and oral calcimimetics (which are pharmaceutical drugs that mimic the action of calcium on tissues and are administered in connection with dialysis) qualify for reimbursement from Medicare under the ESRD prospective payment system Transitional Drug Add-On Payment Adjustment (“TDAPA”). This change has increased both our revenue per treatment and our costs, but the effects are not expected to be uniform throughout 2018 and are difficult to predict given the recent rule change. See “Item 1A. Risk Factors-Risks Related to Our Business-The bundled payment system under the Medicare ESRD program may not reimburse us for all of our operating costs” in our Annual Report on Form 10-K for the year ended December 31, 2017.
Our net revenues, net income and Adjusted EBITDA-NCI are typically not evenly distributed over the quarters of our fiscal year. For example, our patients are generally responsible for a greater percentage of the cost of their treatments during the early months of the year due to co-insurance, co-payments and deductibles, which may lead to lower total net revenues and lower net revenues per treatment during the early months of the year. Our quarterly operating results may fluctuate depending on these and other factors, including the factors described above. We currently expect our Adjusted EBITDA-NCI to be higher in the third and fourth quarters of the current fiscal year than in the first and second quarters.
Our results of operations are dependent on a number of factors described in our Annual Report on Form 10-K for the year ended December 31, 2017, including “Item 1A. Risk Factors-Risks Related to Our Business” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Key Factors Affecting Our Results of Operations” and our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.